EXHIBIT 99.1

Pure Cycle Corporation Announces
Second Quarter 2006 Financial Results

Thornton, Colorado — April 12, 2006 — Pure Cycle Corporation (the “Company”) (NASDAQ Smcap: PCYO) announces results for the six months ended February 28, 2006.

The Company posted a net loss of $511,900 ($.04 per share) on revenues of $120,500 for the six months ended February 28, 2006, compared to a loss of $503,700 ($.04 per share) on revenues of $94,800 for the six months ended February 28, 2005. The increased loss is mainly attributable to stock compensation expense recorded pursuant to Financial Accounting Standards No. 123 (revised 2004), increased professional service fees and director fees, which were offset by lower salary and related costs due to the Company’s former CEO retiring in November 2004. Financial highlights presented below.

The Company will host a conference call to discuss the results and the latest Company news on Wednesday April 19, 2006 at 2 pm Mountain. The call will be hosted by the Company’s President, Mark W. Harding.

CALL INFORMATION

What:	Fiscal 2006 second quarter earnings call

When:	Wednesday April 19, 2006 at 2:00 pm Mountain

To listen:	Click on the link posted on the Company’s website:
www.purecyclewater.com
Log-on 5 minutes early in case downloads are required.

To Participate:	Dial toll free: (877) 407-9210
also log-on to our website to view the slides.

REPLAY INFORMATION

The call will be available for replay until 9:59 pm Mountain on April 19, 2006:

Toll free:	(877) 660-6853
Playback account number:	286
Playback conference ID:	197656

A replay will be available on the Company’s Website through May 30, 2006.

For questions, please contact Investor Relations at info@purecyclewater.com.

FINANCIAL HIGHLIGHTS

Unaudited Results of Operations

	Six Months Ended February 28,
	2006	2005
Total revenues	$120,500	$94,800
Total cost of revenues	(12,500)	(16,800)
Gross margin	108,000	78,000

Total operating expenses	(702,400)	(631,700)
Other income (expense)	82,500	50,000
Net loss	$(511,900)	$(503,700)

Weighted average shares outstanding (basic and diluted)	14,504,143	13,427,420
Loss per share	$(0.04)	$(0.04)

Financial Position Data

	February 28, 2006	August 31, 2005
	(unaudited)
Current assets	$4,987,300	$5,740,300
Total assets	$26,859,900	$26,046,500
Current liabilities	$1,208,200	$689,400
Total liabilities	$10,669,700	$10,693,700
Total stockholders’ equity	$16,190,200	$15,352,700

Company Information

Pure Cycle provides water and wastewater services to customers located in the Denver metropolitan area. These services include the design, construction, operation and maintenance of water and wastewater systems utilizing the valuable water supplies that we own.

Additional information about Pure Cycle, including recent press releases and our 2005 Annual Report, are available at www.purecyclewater.com, or you may contact Mark Harding, at 303-292-3456.